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PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(b)(3)
RELATING TO PROSPECTUS DATED JULY 12, 2000
REGISTRATION NO. 333-39958

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    $300,000,000 of 5 3/4% Convertible Subordinated Notes due April 1, 2005

                        2,956,380 Shares of Common Stock

                              CRITICAL PATH, INC.

                                  COMMON STOCK

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     This Prospectus Supplement relates to the offering by certain Selling
Holders of up to $300,000,000 of 5 3/4% Convertible Subordinated Notes due April 1, 2005 of Critical Path and up to 2,956,380 shares of Common Stock that are issuable upon conversion of the Notes at a conversion rate of 9.8546 shares per $1,000 principal amount of the Notes. This Prospectus Supplement should be read in conjunction with the Prospectus dated July 12, 2000, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given in the Prospectus.

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         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

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     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Holders and any broker-dealers or agents that participate with the Selling Holders in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

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     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 31, 2000
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                                SELLING HOLDERS

     The following table supplements the information appearing in the table under the heading, "Selling Holders" in the Prospectus dated July 12, 2000, as of the date of this Prospectus Supplement. We may amend or further supplement the Prospectus from time to time to update the disclosure set forth herein.

                                             PRINCIPAL                                              SHARES OF
                                             AMOUNT OF      SHARES OF                             COMMON STOCK
                                               NOTES          COMMON      SHARES OF COMMON     BENEFICIALLY OWNED
                                            BENEFICIALLY      STOCK        STOCK WHICH MAY      AFTER OFFERING(2)
                                             OWNED AND     BENEFICIALLY   BE SOLD PURSUANT    ---------------------
              SELLING HOLDER                  OFFERED         OWNED       TO THE PROSPECTUS    NUMBER    PERCENT(%)
              --------------                ------------   ------------   -----------------   --------   ----------
Robertson Stephens........................   12,000,000      118,255.20       118,255.20             0       *
  555 California Street
  24(th) Floor
  San Francisco, CA 94104
UBS Warburg LLC...........................      750,000        7,390.95         7,390.95             0       *
  299 Park Avenue
  New York, NY 10171-0026
Tribeca Investments LLC...................    5,000,000          49,273           49,273      39,418.4(3)     *
  399 Park Avenue
  7(th) Floor Zone 1
  New York, NY 10022
Van Kampen Harbor Fund....................    4,500,000        44,345.7         44,345.7             0       *
  c/o Van Kampen Asset
  Management Inc.
  2800 Post Oak Blvd.
  Houston, TX 77056
Rhapsody Fund, LP(4)......................      200,000        1,970.92         1,970.92             0       *
  555 California St., Suite 2975
  San Francisco, CA 94104
Gryphon Domestic III, LLC(4)..............      400,000        3,941.84         3,941.84             0       *
  555 California St., Suite 2975
  San Francisco, CA 94104
Investcorp - Sam Fund Limited(4)..........      300,000        2,956.38         2,956.38             0       *
  555 California St., Suite 2975
  San Francisco, CA 94104
Arpeggio Fund(4)..........................      100,000          985.46           985.46             0       *
  555 California St., Suite 2975
  San Francisco, CA 94104
Goldman Sachs & Company...................    5,000,000          49,273           49,273             0       *
  180 Maiden Lane, 41st floor
  New York, NY 10038
CIBC World Markets........................   37,388,000      368,443.78       368,443.78             0       *
  One World Financial Center
  200 Liberty Street
  New York, NY 10281

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 *  Indicates less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 23, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes the sale of all Common Stock offered under this Prospectus.

(3) Consists of $4,000,000 principal amount of 5 3/4% Convertible Subordinated Notes due April 1, 2005 that have been previously registered.

(4) Rhapsody Fund, LP, Gryphon Domestic III, LLC, Investcorp - Sam Fund Limited and Arpeggio Fund are managed by Symphony Asset Management LLC. Each of these funds disclaims beneficial ownership of the notes owned by the other funds.
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     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM
WHAT IS IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD NOT RELY ON SUCH STATEMENT. THE PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

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                              CRITICAL PATH, INC.

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                             PROSPECTUS SUPPLEMENT
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                                October 31, 2000

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